Exhibit 99.1

     Press Release Announcing Earnings for the Quarter ended June 30, 2000.


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                                NORTH BAY BANCORP



                                  PRESS RELEASE

                                 August 9, 2000

North Bay Bancorp, Holding Company for The Vintage Bank and Solano Bank, announced earnings of $789,000, or $.47 per share, for the three months ended June 30, 2000. This compares with earnings of $691,000, or $.43 per share, for the second quarter of 1999. Year-to-date earnings for the six months ended June 30, 2000 were $1,460,000, or $.87 per share, compared to $1,332,000, or $.82 per share, for the first six months of 1999. On an annualized basis, the 2000 results equate to a return of 1.4% on average assets and 15% on average shareholders' equity.

Total assets were $218,457,000 as of June 30, 2000, representing a 15% increase from a year earlier. Deposits increased 15% during the year, while loans outstanding increased 28%.

President & CEO Terry Robinson expressed pleasure that first half earnings for the year 2000 exceed comparable 1999 earnings despite absorbing expenses related to the organization of Solano Bank. Robinson stated, "With the opening of Solano Bank on July 17, 2000, earnings for the remainder of the year will unavoidably decline from the levels we have generated for the past several quarters. However, we believe that the negative impact of the new Bank on earnings will diminish with each successive quarter going forward; we plan for Solano Bank to be operating at break-even by year-end 2001. We anticipate the sound earnings base provided by The Vintage Bank will enable North Bay Bancorp to report profits similar to peer bank averages throughout the time Solano Bank will be operating at a loss."

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

         Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.

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Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 258-3969.